Exhibit 3.1

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
ARS NETWORKS, INCORPORATED
a New Hampshire corporation
(the "Company")

Pursuant to the provisions of the New Hampshire Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                FIRST:                   The name of the corporation is ARS Networks, Incorporated.

                SECOND:              The text of each amendment is as follows:

Article I of the Company's Articles of Incorporation is hereby deleted in its entirety and the following substituted in its place:

I.           The name of the Company is Green Mountain Capital, Inc.

Article II of the Company's Articles of Incorporation is hereby amended as follows:

The total number of shares which the Company shall be authorized to issue is 10,000,000,000 shares of common stock, par value $0.0001 per share and 25,000,000 shares of preferred stock, $.0001 par value per share.

                THIRD:                  Consolidation.  Simultaneously with the filing of these Articles of Amendment (the "Effective Time"), each 1,000 shares of common stock, par value $0.0001 per share, issued and outstanding immediately before the Effective Time (such shares, collectively, the "Old Common Stock") shall automatically and without any action on the part of the holder thereof, be consolidated and changed into one share of common stock, par value $0.0001 per share (such shares, collectively, the "Common Stock").  The number of shares of the Common Stock to be issued to each holder of the Old Common Stock shall be rounded to the nearest whole share.  In lieu of any fractional share to which any such holder would be entitled, the Company shall pay such holder an amount of cash equal to the fair value of such fractional share as of the Effective Time.  Each holder of a certificate or certificates that immediately before the Effective Time represented outstanding shares of the Old Common Stock (collectively, the "Old Common Certificates") shall be entitled to receive, on surrender of the Old Common Certificates to the Company's secretary for cancellation, a certificate or certificates representing the number of shares of the Common Stock (the "Common Certificates") into which and for which the shares of the Old Common Stock, formerly represented by the Old Common Certificates and so surrendered, are being consolidated under the terms hereof.  From and after the Effective Time, the Old Common Certificates shall represent only the right to receive the Common Certificates pursuant to the provisions hereof.  If more than one Old Common Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of Common Stock for which Common Certificates which shall be issued and shall be computed on the basis of the aggregate number of shares represented by the Old Common Certificates so surrendered.

                FOURTH:              The Amendments were adopted on September 23, 2004.

                FIFTH:                   The Amendments were approved by the shareholders.

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes indisputably represented at the meeting
Common stock, par value $0.0001 per share	454,792,694	454,792,694	69,297
Preferred stock, par value $0.0001 per share	2,500,000	500,000,000*	500,000,000*

*              Each share of the Company's preferred stock outstanding entitles the holder to 200 votes of the common stock on all matters brought before all of the shareholders.

Class or series of shares	Total number of votes cast FOR	Total number of votes cast AGAINST
Common stock, par value $0.0001 per share	69,297	0
Preferred stock, par value $0.0001 per share	500,000,000*	0

*              Each share of the Company's preferred stock outstanding entitles the holder to 200 votes of the common stock on all matters brought before all of the shareholders.

                SIXTH:                  Shareholder action was required and the number of votes cast for the amendments by each voting group was sufficient for approval by each voting group.

                Dated: September 23, 2004.

ARS NETWORKS, INCORPORATED

By /s/        Mark P. Miziolek
    Mark P. Miziolek, CFO